Exhibit (23)

Consent of Independent Registered Public Accounting Firm

The Plan Administrator

Wells Fargo & Company 401(k) Plan:

We consent to the incorporation by reference in the registration statements (no. 333-149567 and 333-173386) on Form S-8 of Wells Fargo & Company of our report dated June 8, 2012 with respect to the statements of net assets available for benefits of the Wells Fargo & Company 401(k) Plan as of December 31, 2011 and 2010, the related statements of changes in net assets available for benefits for the years then ended, and the supplemental schedules of schedule H, line 4a – schedule of delinquent participant contributions for the year ended December 31, 2011, schedule H, line 4i – schedule of assets (held at end of year) as of December 31, 2011 and schedule H, line 4j – schedule of reportable transactions for the year ended December 31, 2011, which report appears in the December 31, 2011 annual report on Form 11-K of the Wells Fargo & Company 401(k) Plan.

/s/ KPMG LLP

San Francisco, CA

June 8, 2012